FOR IMMEDIATE RELEASE
FRIDAY, SEPTEMBER 5, 2003

CONTACT:
James P. Carroll
Stone & Webster, Incorporated
Stone & Webster Engineers and Constructors, Inc.
45 Milk Street
Boston, Massachusetts 02109
(617) 778-7369

                STONE & WEBSTER DISCLOSURE STATEMENT APPROVED BY
              BANKRUPTCY COURT; COMPANIES TO COMMENCE SOLICITATION
                   OF VOTES IN FAVOR OF PLAN OF REORGANIZATION

         BOSTON, MASSACHUSETTS, SEPTEMBER 5, 2003 - Stone & Webster, Incorporated (OTC: SWBIQ.PK) and Stone & Webster Engineers and Constructors, Inc. announced today that the United States Bankruptcy Court for the District of Delaware entered an order approving the Disclosure Statement relating to the companies' Third Amended Joint Plan of Reorganization. The Amended Plan, which was filed with the Bankruptcy Court on August 12, 2003, has the support of Federal Insurance Company and Maine Yankee Atomic Power Company, the companies' two largest unsecured creditors, as well as the Official Committee of Unsecured Creditors and the Official Committee of Equity Holders of Stone & Webster, Incorporated. The Amended Plan provides for the creation of separate consolidated estates for Stone & Webster, Incorporated and certain of its debtor subsidiaries and Stone & Webster Engineers and Constructors, Inc. and certain of its debtor subsidiaries, with each estate to be separately funded and administered.

         Equity holders as of the August 27, 2003 record date who vote to accept the Amended Plan and tender their shares may receive an initial distribution on the effective date of up to $.62 per share in cash, $.50 of which is contingent upon Federal Insurance Company first receiving a distribution of $25 million, which is expected to be available on the effective date of the Amended Plan. Equity holders who become record holders after the August 27th record date or who do not vote to accept the Amended Plan will not be entitled to participate in the initial distribution to equity holders, but would receive their pro rata share of any residual distributions made to equity holders after creditors of the consolidated estate of Stone & Webster, Incorporated are paid in full, subject to the risks discussed in the Disclosure Statement. Voting and solicitation materials with appropriate instructions are projected to be mailed to creditors and equity holders in early to mid-September 2003. The confirmation hearing on the Amended Plan is scheduled for October 31, 2003.

         The Amended Plan, which remains subject to confirmation by the Bankruptcy Court and is subject to a number of other conditions, is expected to become effective during the fourth quarter of 2003 or the first quarter of 2004. Interested parties are urged to read the Amended Plan and the related Disclosure Statement, copies of which have been filed with the Bankruptcy Court and the Securities and Exchange Commission. More information is available on the companies' website at www.stonewebinc.com.

Forward-Looking Information

         The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the companies. Any of the statements or comments made in this release that refer to the projected effectiveness of the Amended Plan, the final terms of such Plan, the projected recovery to be received by certain classes of creditors and similar matters are forward-looking and reflect the companies' current analysis of existing information. The companies caution that a variety of factors could cause actual conditions to differ materially from what is contained in these forward-looking statements. The companies undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this release.

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